Exhibit 99.1

FOR IMMEDIATE RELEASE

LM Funding Appoints Dean Akers as Chief Operating Officer

Tampa, Fla. May 11, 2016 – LM Funding America, Inc. (NASDAQ:LMFA) (NASDAQ:LMFAW), a specialty finance company offering unique funding solutions to community associations, has appointed R. Dean Akers to the new position of Chief Operating Officer. Akers has served as a part time strategic marketing consultant to LM Funding since 2009 and full time since January 2016.

“Dean’s expertise in marketing and operations, his in depth knowledge of our business, and his outstanding track record of scaling companies represents a strong addition to our management team,” said Bruce Rodgers, CEO of LM Funding. “Akers will lead the scaling and marketing efforts for our aggressive national expansion plans, strategically deploying a portion of the capital we raised in our IPO.”

Prior to joining LM Funding, Akers held numerous executive-level positions including CEO of HemWell America, a medical device company. Earlier he served as CEO of Ideal Image, a laser hair removal company. Akers is also a co-founder of Adjunct CEO, a firm that provides support, education and coaching to senior-level executives which LM Funding has engaged to develop its operations since its inception.

Akers has also served on the board and as an advisor for numerous charitable and civic organizations. He earned his Bachelor of Science degree in advertising from of the University of Florida, and is a member of the CEO Council and Board of Fellows at the University of Tampa Business School.

About LM Funding America

LM Funding America, Inc., together with its subsidiaries, is a specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois. The company offers funding to Associations by purchasing a certain portion of the Associations’ rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. It is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association’s financial needs, including under its New Neighbor Guaranty™ program. The company was founded in 2008 and is based in Tampa, Florida. The company's common shares and warrants trade on the NASDAQ Capital Market under the symbols "LMFA" and "LMFAW”.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements.  Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the SEC.  The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations.

Company Contact:

Bruce Rodgers

Chairman and CEO

LM Funding America, Inc.

Tel (813) 222-8996

investors@lmfunding.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

LMFA@liolios.com

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